SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                             B.M.J. FINANCIAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             B.M.J. FINANCIAL CORP.

                243 Route 130, Bordentown, New Jersey 08505-1001

                                 (609) 298-5500

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To be Held April 26, 1996

TO THE SHAREHOLDERS OF
B.M.J. FINANCIAL CORP.

NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors, the Annual Meeting of Shareholders (the "Meeting") of B.M.J. Financial Corp. ("B.M.J.") will be held at Nottingham Ballroom at Nottingham Fire Company, located at 200 Mercer Street, Hamilton Square, New Jersey on Friday, April 26, 1996 at 10:00 a.m. for the following purposes:

1. To elect three Class A Directors to serve for the ensuing three years and until their respective successors have been duly elected and qualified.

2. To ratify the selection of Coopers & Lybrand as B.M.J.'s independent public accountants for the 1996 fiscal year.

3. To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 15, 1996 as the record date for the determination of the shareholders entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

Whether or not you plan to attend the Meeting, you are urged to complete, date, sign and promptly return the enclosed Proxy, which is solicited by the Board of Directors, in the envelope which has been provided. The return of the Proxy will not affect your right to vote in person if you attend the Meeting.

Refreshments will be served prior to the Meeting. If you plan to attend the Meeting, please return the enclosed card by April 19, 1996.

                                             BY ORDER OF THE BOARD OF DIRECTORS,

                                             Donald W. James
                                             Secretary

March 28, 1996

                             B.M.J. FINANCIAL CORP.

                243 Route 130, Bordentown, New Jersey 08505-1001

                                  (609)298-5500


                                 PROXY STATEMENT

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of B.M.J. Financial Corp. ("B.M.J.") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at Nottingham Ballroom at Nottingham Fire Company, located at 200 Mercer Street, Hamilton Square, New Jersey on Friday, April 26, 1996 at 10:00 a.m., and at any adjournment or postponement thereof. Any proxy executed and returned pursuant to this solicitation may be revoked at any time before it has been exercised by delivering a written notice of revocation to B.M.J.'s Secretary, by executing and delivering to B.M.J.'s Secretary a later dated proxy, or by voting in person at the Meeting.

         The Board of Directors does not intend to bring any matters before the Meeting other than the matters specifically referred to in the notice of the Meeting, nor does the Board of Directors know of any matter which anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the accompanying form of proxy or their duly constituted substitutes acting at the Meeting will be deemed authorized to vote or otherwise act thereon in accordance with their judgment in such matters.

         In the absence of contrary instructions, the shares will be voted "For" the nominees of the Board of Directors in the election of directors and "For" the ratification of Coopers & Lybrand as B.M.J.'s independent public accountants. The Board of Directors has fixed the close of business on March 15, 1996 as the record date for the determination of the shareholders entitled to vote at the Meeting. This proxy statement, the foregoing notice, and the enclosed proxy are being mailed to shareholders on or about March 22, 1996.

         With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals (but not on the election of directors) and will be counted as present for purposes of the item on which the abstention is noted. The ratification of Coopers & Lybrand as B.M.J.'s independent public accountants requires a majority of the votes cast with respect to such proposal. Abstentions and broker non-votes will not be considered as votes cast with respect to such proposal.

                              VOTING SECURITIES AND
                            PRINCIPAL OWNERS THEREOF

         The only class of equity securities of B.M.J. eligible to vote is its Common Stock, par value $1.00 per share. At the close of business on March 15, 1996, the record date to determine shareholders entitled to vote at the Meeting, B.M.J. had outstanding 7,641,249 shares of Common Stock.

         The presence, in person or by proxy, of shareholders entitled to cast a majority of votes will constitute a quorum. On all matters voted upon at the Meeting and any adjournment or postponement thereof, each record holder of Common Stock will be entitled to one vote per share. In the election of directors, shareholders do not have cumulative voting rights.

         The following table sets forth as of March 15, 1996 certain information regarding B.M.J.'s Common Stock beneficially owned by (i) each director or nominee of B.M.J., (ii) all directors and officers of B.M.J. as a group, and
(iii) each person  known to the  Company to own more than 5% of B.M.J.'s  Common
Stock:

                                            Amount and Nature of                         Percentage
Name                                        Beneficial Ownership (1)                     of Class (2)
----                                        ------------------------                     ----------
Thomas P. Butz                                        10,685                                   *
Harry R. Disbrow                                     124,693(3)                              1.63%
Elmer J. Elias                                         4,000                                   *
Frank N. Elliott                                       3,800(4)                                *
William C. Gray                                       33,468(5)                                *
Peter A. Inverso                                      39,525(6)                                *
Richard M. Kohn                                       22,829                                   *
Frank M. Monaghan                                     34,504(7)                                *
Robert B. Murray                                         800                                   *
Edwin W. Townsend                                    216,983(8)                              2.84%
Jerome H. Walther                                        500                                   *

All Directors and Officers
as a group (17 people)                               609,595(9)                              7.84%

Richard A. Alaimo and
Richard A. Alaimo Associates
Profit-Sharing Plan (10)                             487,513(11)                             6.38%


Eva G. Murr(12)                                      817,322(13)                            10.70%

---------------------
*Less than 1%

(1) Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares deemed beneficially owned does not constitute admission of beneficial ownership of those shares.

(2) The number of shares deemed outstanding includes 7,641,249 shares outstanding as of March 15, 1996, and any shares issuable upon exercise of stock options held by the person or entity in question that are exercisable within 60 days following March 15, 1996 and any shares issuable upon conversion of B.M.J.'s 7 1/2% Convertible Subordinated Capital Notes due July 15, 1996 (the "7 1/2% Notes") held by the person or entity in question.

(3) Includes 780 shares held by Mr. Disbrow's wife and 326 shares issuable upon exercise of stock options granted under the Director Stock Option Plan that are exercisable within 60 days following March 15, 1996.

(4)      Includes 371 shares held by Mr. Elliott's wife.

(5) Includes 5,119 shares held by Mr. Gray's wife, 1,181 shares held by Mr. Gray as custodian for his son, and 21,091 shares issuable upon conversion of B.M.J.'s 7 1/2% Notes.

(6) Includes 1,401 shares held by Mr. Inverso's wife and 6,977 shares held by Mrs. Inverso as custodian for their children, as to which he disclaims beneficial ownership. Includes 918 shares issuable upon exercise of stock options granted under the Director Stock Option Plan that are exercisable within 60 days following March 15, 1996 and 281 shares issuable upon conversion of B.M.J.'s 7 1/2% Notes.

(7) Includes 6,569 shares held by Mr. Monaghan's wife, 5,413 shares held by Chesley & Cline, Inc. Profit Sharing Trust, of which Mr. Monaghan is a trustee, 2,769 shares issuable upon exercise of stock options granted under the Director Stock Option Plan that are exercisable within 60 days following March 15, 1996, and 1,124 shares issuable upon conversion of B.M.J.'s 7 1/2% Notes.

(8) Includes 1,927 shares held by Mr. Townsend's wife, 110,302 shares held by Tobro Investments, of which Mr. Townsend is a co-trustee, and 2,080 shares issuable upon conversion of B.M.J.'s 7 1/2% Note.

(9) Includes as to all Directors and Officers as a group, 109,938 shares issuable upon exercise of stock options held by them that are exercisable within 60 days following March 15, 1996 and 24,970 shares issuable upon conversion of B.M.J.'s 7 1/2% Notes.

(10) The address shown by these investors in their Schedule 13D is 200 High Street, Mount Holly, New Jersey, 08060.

(11) Includes 187,368 shares owned by Mr. Alaimo, 299,315 shares owned by Richard A. Alaimo Associates Profit Sharing Plan, and 830 shares held by Mr. Alaimo as custodian for his grandchildren..

(12) The address shown by this investor in her Schedule 13D is 280 Park Avenue, 23rd Floor East, New York, New York 10017.

(13) Includes 712,058 shares owned by Mrs. Murr and 105,264 shares held by Mr. Murr as custodian for their two children.


                              ELECTION OF DIRECTORS

         B.M.J.'s Board of Directors is divided into three classes, Class A, Class B, and Class C. Directors serve for three-year terms, with the terms of office of Class A, Class C, and Class B directors expiring with the 1996, 1997, and 1998 annual meetings of shareholders, respectively.

         Three Class A directors are to be elected at the Meeting, each to hold office for three years and until their respective successors have been duly elected and qualified. All of the nominees, Thomas P. Butz, Peter A. Inverso, and Jerome H. Walther, are currently directors of B.M.J., and all have been previously elected by the shareholders.

         The proxies executed on the enclosed form will be voted, in the absence of contrary instruction, for the election of the nominees named below. In the event any one or more of such nominees shall become unavailable to accept nomination or election as a director, the persons named in the enclosed proxy will vote the shares which they represent for the election of such substitute nominee as the Board of Directors may recommend.

         The following table contains certain information with respect to each director of B.M.J., including the three nominees for Class A directors.

                                                                                                 Present
                                         Principal                                              Positions
                                    Occupation for Past                      Director             With
Name                       Age           5 Years (1)                           Since              B.M.J.
----                       ---      -------------------                      --------           ---------

                                        Nominees for Class A Directors

Thomas P. Butz             60       Attorney-at-law,                            1988             Director
                                    Schuman, Butz and Babcock
                                    since 1965.


Peter A. Inverso           57       Partner, Druker, Rahl & Fein (2)            1984             Director


Jerome H. Walther          32       Vice President, Church Capital              1995             Director
                                    Management, Inc. (investment
                                    advisory firm) since January, 1993. (3)



                                    Class C Directors (Terms Expire in 1997)


Harry R. Disbrow           62       President, Bayshore Agency                  1988             Director
                                    (real estate and insurance) since 1968.

Frank N. Elliott           70       Retired; President of Rider                 1992             Director
                                    College from August, 1969 to
                                    July, 1990.

Frank M. Monaghan          67       President, Chesley & Cline Agency           1991             Director
                                    (insurance) since 1960.

Edwin W. Townsend          56       Vice President,                             1984             Acting
                                    Stevenson Lumber Yard, Inc.                                  Chairman of
                                    since 1956. (4)                                              the Board,
                                                                                                 Director

                                                                                                 Present
                                         Principal                                              Positions
                                    Occupation for Past                      Director             With
Name                       Age           5 Years (1)                           Since              B.M.J.
----                       ---      -------------------                      --------           ---------

                                    Class B Directors (Terms Expire in 1998)

Elmer J. Elias             61       President and Chief Executive  Officer      1992             President, Chief
                                    of B.M.J. and Executive Vice President,                      Executive
                                    Mid-Jersey; Senior Vice President, Trust                     Officer, Director
                                    Department, Mid-Jersey from May, 1994
                                    to April, 1995; Formerly, was Senior
                                    Vice President at New Jersey National
                                    Bank since 1981. (5)

Richard M. Kohn            64       Attorney-at-law, Fox, Rothschild,           1992             Director
                                    O'Brien & Frankel since 1993; from
                                    1988 - 1993 was attorney-at-law,
                                    Katzenbach, Gildea & Rudner, PA.

William C. Gray            58       President,                                  1984             Director
                                    G & C Enterprises, Inc.
                                    (Construction) since 1971.


Robert B. Murray           55       Financial Consultant since 1990;            1992             Director
                                    from 1987 to 1990 was Executive
                                    Vice President and Chief Credit
                                    Policy Officer, Corestates Financial
                                    Corp


                                 Executive Officers Who Are Not Also Directors


Steven B. Borgna           31       Chief Credit Policy and Audit Officer                        Chief Credit
                                     of B.M.J. (6)                                               Policy and
                                                                                                 Audit Officer

Nina L. Gowaty             44       Senior Vice President, Human Resources (7)                   Sr. Vice President


Donald W. James            43       Vice President and Secretary of B.M.J.                       Vice President
                                    since 1991.                                                  and Secretary

Joseph M. Reardon          43       Chief Financial Officer of B.M.J. and                        Chief Financial
                                    Executive Vice President of Mid-Jersey  (8)                  Officer

James E. Scattergood       45       Senior Vice President, Administration                        Sr. Vice President
                                    of B.M.J. since April 1990.

John F. Tremblay           47       President, Mid-Jersey (9)                                    Executive Vice President

---------------------
(1) Unless otherwise noted, the principal employment of each of the directors identified above has been as an officer of B.M.J. or The Bank of Mid-Jersey ("Mid-Jersey"), a wholly-owned subsidiary of B.M.J.

(2) On January 7, 1994, Mr. Inverso became a partner in the accounting firm of Druker, Rahl & Fein. From July 1, 1993 to January 7, 1994, he was a partner in the accounting firm of Rosenberg, Druker & Co. Before that, he was a partner in the accounting firm of Kelly, Massad, Inverso & Co. since January, 1990.

(3) Before joining Church Capital Management, Inc., Jerome Walther served as a stock consultant from 1990 until January, 1993. Before that, he served as an analyst with Bear, Stearns & Co., Inc. from 1986 to 1990.

(4) Mr. Townsend was appointed Acting Chairman of the Board of B.M.J. on April 5, 1995, following the sudden death of John H. Walther, then President, Chief Executive Officer, and Chairman of the Board.

(5) Mr. Elias was appointed President and Chief Executive Officer of B.M.J. effective January 1, 1996 and Executive Vice President of Mid-Jersey, also effective January 1, 1996. He had been Acting President and Chief Executive Officer of B.M.J. from April 5, 1995.

(6) Mr. Borgna was named Chief Credit Policy Officer effective January 1, 1996 and has been Chief Audit Officer since January 1, 1994. From August 1992 through December 1993, he was Chief Loan Review Officer at B.M.J. From May 1990 to August 1992, he was Assistant Vice President at First Fidelity Bank, NA.

(7) Mrs. Gowaty was appointed Senior Vice President, Human Resources, on July 5, 1994. Before that, she was Vice President, Human Resources since 1989.

(8) Mr. Reardon was appointed Executive Vice President of Mid-Jersey effective January 1, 1996 and has been Chief Financial Officer of B.M.J. since May 1993. Before that, he was Senior Vice President and Treasurer since April 1990.

(9) Mr. Tremblay was appointed President of Mid-Jersey effective January 1, 1996 and Executive Vice President of B.M.J., also effective January 1, 1996. Before that, he had been Chief Credit Policy Officer at B.M.J. since August 1992. He was Senior Vice President at First Fidelity Bank, NA from May 1991 to August 1992 and Senior Vice President at First National Bank of Toms River from January 1990 to May 1991.

Committees of the Board of Directors

         The Board of Directors has an Executive Committee, an Audit Committee, a Compensation and Nominating Committee and a Planning Committee. The Executive Committee is chaired by Mr. Townsend, and its other current member are Messrs. Elias, Kohn, Monaghan, and Walther. This Committee exercises the powers of the Board of Directors and generally supervises and directs the business of B.M.J. between meetings of the Board to the extent provided by B.M.J.'s bylaws. There were sixteen meetings of this Committee during 1995.

         The Audit Committee is chaired by Mr. Murray, and its other current members are Messrs. Disbrow, Gray, Inverso, and Elliott. This Committee recommends the engagement of the independent public accountants, reviews the arrangement and scope of the audit, reviews the performance of the independent public accountants, reviews the activities and recommendations of B.M.J.'s internal auditor, and considers comments made by the independent public accountants with respect to B.M.J.'s and its subsidiaries' systems of internal accounting control. There were three meetings of this Committee during 1995.

         The Compensation and Nominating Committee is chaired by Mr. Townsend, and its other current members are Messrs. Butz, Disbrow, Monaghan, and Murray. This Committee reviews and recommends salary policy for employees and administrative structure of senior management; solicits, evaluates, and recommends to the Board candidates for membership on the Board; and approves nominations of prospective directors to fill vacancies or to be added to the Board of Directors of any subsidiary. There were four meetings of this Committee held during 1995.

         The Compensation and Nominating Committee will consider nominees for directorships of B.M.J. recommended by shareholders. Nominations must be made in writing and must be delivered or mailed to the President of B.M.J. not less than 30 days nor more than 50 days prior to any meeting of shareholders called for election of directors; provided, however, that if less than 30 days notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of B.M.J. not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder(s): (a) the name and address of each proposed nominee;
(b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of B.M.J. that will be voted for each proposed nominee by the notifying shareholder(s); (d) the name and residence address of the notifying shareholder(s); (e) the number of shares of capital stock of B.M.J. owned by the notifying shareholder(s); and (f) proof of consent of the proposed nominee.

         The Planning Committee is chaired by Mr. Inverso, and its other current members are Messrs. Butz, Elliott, and Monaghan. This Committee has overall responsibility for the future expansion plans, if any, recommended by the Board of Directors of any subsidiary for new branches or acquisitions. There were no meetings of this Committee during 1995.

         During 1995, B.M.J.'s Board of Directors held thirteen meetings. Each director of B.M.J. attended at least 75% of the aggregate of the number of meetings of the Board and the meetings of Committees upon which he then served.

Board Compensation

         During 1995, each outside director of B.M.J. received an annual retainer of $2,500, except members of the Executive Committee, paid on a quarterly basis. Executive Committee members received an annual retainer of $4,000 ($60,000 for the Chairman). In addition, each outside director received $400 for each Board meeting attended and $280 for Committee meetings attended, except Audit Committee and Executive Committee meetings, for which members received $400 per meeting attended. In addition, Audit Committee members who are outside directors received an additional annual stipend of $4,000 ($5,000 for the Chairman). During 1995, B.M.J. paid $189,940 in directors' fees. Directors who are employees of B.M.J. or its subsidiaries do not receive any fees. Outside directors of Mid-Jersey also received directors' fees, aggregating $66,300 in 1995, for Board and committee meetings attended. Directors Emeriti of the B.M.J. Board of Directors receive an annual stipend of $2,000.

Director Stock Option Plan

         On May 6, 1991, B.M.J. adopted the Director Stock Option Plan (the "Director Plan") for the benefit of outside directors of B.M.J. and its subsidiaries ("Outside Directors"). The Director Plan is intended to encourage stock ownership in B.M.J. by Outside Directors and to make service on the Boards of Directors of B.M.J. and Mid- Jersey more attractive. B.M.J. has reserved 50,000 shares of its Common Stock for issuance under the Director Plan.

         The Director Plan provides for the grant of Non-Qualified Stock Options ("NQSOs") to Outside Directors in full or partial satisfaction of the annual retainer fees (but not any other director compensation) to which they are entitled. Each Outside Director must irrevocably elect before the beginning of each plan year (which runs from June 1 through May 31) or the commencement of his or her service as Outside Director the extent to which he will receive NQSOs in lieu of annual retainer fees. The option price for NQSOs granted under the Director Plan equals 50% of the fair market value of B.M.J. Common Stock on the last business day of the plan year (the "Grant Date"). The number of shares issued upon the exercise of the option equals the amount of retainer fees divided by 50% of the fair market value of B.M.J. Common Stock on the Grant Date. NQSOs granted under the Director Plan must be exercised within ten years of the Grant Date. Generally, no option may be exercised within six months after it is granted. By their terms, the NQSOs granted under the Director Plan generally expire one year after termination of service as an Outside Director.

         Options granted under the Director Plan are not transferable by the optionee except by will or by the laws of descent and distribution. During the lifetime of the optionee, options may be exercised only by the optionee.

         Payment for shares purchased pursuant to the exercise of options under the Director Plan may be made in cash or, at the election of the optionee and as the committee administering the Director Plan may in its sole discretion determine, by tendering shares of B.M.J. Common Stock with a fair market value equal to the total exercise price, or through a combination of cash and of B.M.J. Common Stock.

                             EXECUTIVE COMPENSATION

         The following tables set forth the compensation paid to the Chief Executive Officer and each executive officer whose total annual salary and bonus for 1995 exceeded $100,000.

         The Summary Compensation Table discloses all compensation for each of the named executive officers that was received from B.M.J. for the preceding three years.

                                             SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM COMPENSATION
                                                       ANNUAL COMPENSATION                              AWARDS

                                                                                  Other      Restricted
                                                                                 Annual         Stock         Stock       All Other
Name and                                                                      Compensation    Award(s)       Options    Compensation
Principal Position                Year         Salary($)        Bonus($)           ($)           ($)          (#)(1)       ($)(2)(3)
------------------------------------------------------------------------------------------------------------------------------------
ELMER J. ELLAR,                   1995       123,353 (4)            0               0             0                0           2,769
President and Chief               1994        43,712 (5)            0               0             0             231 (6)            0
Executive Officer                 1993         6,825 (7)            0               0             0               0                0

JOHN F. TREMBLAY,                 1995          103,461        18,410  (8)          0             0           5,000  (9)       3,103
President and Chief               1994          100,000        18,000 (10)          0             0           5,000 (11)       2,077
Executive Officer, Mid-Jersey     1993          100,000             0               0             0          30,000 (12)         200

PETER C. HAAS, JR.                1995          101,615        18,410  (8)          0             0           5,000  (9)       2,016
Senior Vice President             1994          100,000        18,000 (10)          0             0           5,000 (11)       3,000
Retail Banking (13)               1993           71,346 (14)    5,000 (15)          0             0          20,000 (16)           0

ROBERT D. BIELITZ                 1995          101,615        18,410  (8)          0             0           5,000  (9)       3,048
Senior Vice President             1994          95,500         18,000 (10)          0             0           5,000 (11)       2,655
Commercial Banking (13)           1993          91,000              0               0             0          20,000 (16)       2,450

JOSEPH M. REARDON,                1995          96,307         18,410  (8)          0             0           5,000  (9)       1,389
Chief Financial Officer           1994          82,700         15,840 (17)          0             0           5,000 (11)       1,621
                                  1993          76,115              0               0             0          20,000 (16)       1,246

 (1) Includes total number of stock options awarded during fiscal year whether vested or not.

 (2) Does not include non-cash compensation which did not exceed the lesser of $50,000, or 10% of the total annual salary and bonus.

 (3) Represents matching contributions made by B.M.J. to the Deferred Savings Plan, a 401(k) plan.

 (4) Mr. Elias was named Acting President and CEO of B.M.J. on April 6, 1995 with a base salary on an annualized basis of $150,000.

 (5) Mr. Elias was paid $19,700 as a consultant from January 1, 1994 until May 24, 1994 at which time he became a part-time employee and received $24,012 for the rest of 1994.

 (6) 231 options granted on May 31, 1994 with a vesting period of six moths.

 (7) Mr. Elias was paid $6,825 as a consultant from April 14, 1993 to May 21, 1993.

 (8) Granted pursuant to B.M.J.'s Short-Term Incentive Plan.

 (9) 5,000 options granted on April 20, 1995 with a vesting period of nine years. A portion of these options is exercisable earlier subject to meeting certain performance criteria.

(10) Consists of $9,000 in cash and 692 shares of B.M.J. Common Stock (market price of $13.00 at time of grant). Granted pursuant to B.M.J.'s Short-Term Incentive Plan.

(11) 5,000 options granted on June 16, 1994 with a vesting period of nine years. A portion of these options is exercisable earlier subject to meeting certain performance criteria.

(12) 30,000 options granted on February 18, 1993 with vesting of 10,000 shares every six months beginning on August 18, 1993.

(13) Mr. Haas and Mr. Bielitz ceased employment with B.M.J. on January 29, 1996.

(14) Mr. Haas commenced employment with B.M.J. on March 30, 1993. His base salary on an annualized basis for 1993 was $100,000.

(15) Bonus paid upon commencement of employment on March 30, 1993.

(16) 20,000 options granted on September 23, 1993 with vesting of 5,000 shares every six months beginning on March 23, 1994.

(17) Consists of $7,920 in cash and 609 shares of B.M.J. Common Stock (market price of $13.00 at time of grant). Granted pursuant to B.M.J.'s Short-Term Incentive Plan.

                                             STOCK OPTION GRANTS IN LAST FISCAL YEAR (1)



                                                                                                   POTENTIAL REALIZABLE VALUE
                                                                                             AT ASSUMED ANNUAL RATES OF STOCK PRICE
                                             INDIVIDUAL GRANTS                                 APPRECIATION FOR TEN-YEAR OPTION(2)
------------------------------------------------------------------------------------------------------------------------------------
                                                     % of Total Options
                               Number of Securities      Granted to
                                Underlying Options      Employees in   Exercise Price
Name                                Granted (#)          Fiscal Year       ($/Sh)         Expiration Date    5% ($)        10% ($)
------------------------------------------------------------------------------------------------------------------------------------
Elmer J. Ellar                           0                    0              --                 --             --            --
John F. Tremblay                     5,000 (3)                8            13.1875           04/19/05        41,462        105,062
Peter C. Haas, Jr.                   5,000 (3)                8            13.1875           04/19/05        41,462        105,062
Robert D. Bielitz                    5,000 (3)                8            13.1875           04/19/05        41,462        105,062
Joseph M. Reardon                    5,000 (3)                8            13.1875           04/19/05        41,462        105,062

(1)   No Stock Appreciation Rights (SARs) were granted in 1995.

(2) Potential Realizable Value is based on the assumed annual growth rates of 5% and 10% set by the Securities and Exchange Commission for the ten-year option term, and are not intended to forecast possible future appreciation, if any, of B.M.J.'s stock price. 5% annual growth results in a stock price of $21.48 per share based on market price and an exercise price of $13.1875. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Accelerated vesting of a portion of the Option Shares may occur subject to meeting certain performance criteria based on B.M.J.'s year-end return on average assets and return on average equity. The initial vesting amount is calculated by comparing year-end return on average assets to a baseline. If the initial vesting amount is grater than 0, the equity adjustment amount is calculated by comparing year-end return on average equity to a baseline. The number of accelerated option shares equals the initial vesting amount less the equity adjustment amount.

                                                 AGGREGATED OPTION EXERCISES IN 1995
                                                AND FISCAL YEAR-END OPTION VALUE (1)


                                                                                             Number of                 Value of
                                                                                            Unexercised               Unexercised
                                                                                              Options                In-the-Money
                                                                                            at Year-End                 Options
                                                                                                (#)               at Year-End ($)(2)
------------------------------------------------------------------------------------------------------------------------------------
                                         Shares Acquired                                   Exercisable/              Exercisable/
Name                                     on Exercise (#)    Value Realized ($)(1)          Unexercisable             Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
Elmer J. Ellar                                 231                   895                        0/0                       0/0
John F. Tremblay                                0                    --                    30,900/9,100             220,200/16,987
Peter C. Haas, Jr.                              0                    --                    20,900/9,100             117,700/16,987
Robert D. Bielitz                               0                    --                    20,900/9,100             117,700/16,987
Joseph M. Reardon                               0                    --                    20,900/9,100             117,700/16,987


(1) Represents the aggregate market value of the underlying shares of Common Stock at the date of exercise minus the aggregate exercise prices for options exercised.

(2) "In-the-money options" are stock options with respect to which the market value of the underlying shares of Common Stock exceeded the exercise price at December 31, 1995. The value of such options is determined by subtracting the aggregate exercise price for such options from the aggregate fair market value of the underlying shares of Common Stock on December 31, 1995 ($14,125).

                 COMPENSATION AND NOMINATING COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         This report of the Compensation and Nominating Committee sets forth B.M.J.'s policies with respect to executive officer compensation and describes the basis for 1995 compensation decisions made by the Committee with respect to the Chief Executive Officer of B.M.J.

General Principles

         B.M.J. bases its executive compensation program on three principles. First, to enable B.M.J. to attract and retain talented executives, a compensation package must be comparable to those provided by other financial institutions of the same relative size for the same positions. Second, compensation awards should be directly related to the financial results of B.M.J. Third, incentive compensation should be provided where appropriate to link the long-term interests of executives with those of stockholders in the fulfillment of B.M.J.'s financial performance objectives and in the appreciation of the value of B.M.J.'s stock.

Compensation Program Elements for Executive Officer Compensation

         The Compensation Program for executive officers consists primarily of base salary, short-term incentives, and long-term equity incentives, primarily in the form of stock options.

         Base Salary. Base salary levels are determined by the Compensation and Nominating Committee, subject to approval of the full Board of Directors. Actual base salaries are based on the performance of the officers as well as on a comparison with salaries for similar positions in financial institutions of similar size in the northeastern United States. The Committee uses the benchmarks established in B.M.J.'s Salary Administration Plan. The Salary Administration Plan was developed by the Human Resources Department with the assistance of an independent consultant who referenced compensation surveys to establish market pricing. The companies referenced in the Salary Administration Plan are not the same as the companies which constitute the SNL Mid-Atlantic Bank Index contained in the performance graph. B.M.J. believes that its competitors for executive talent are different from the peer group against which it is appropriate to compare financial results because B.M.J. believes that banks with differing asset sizes require differing executive skills and, accordingly, compete for different executive talent. The Committee attempts to ensure that base pay levels are competitive within a range at the average of banking companies of similar size to B.M.J. The Committee utilizes for these purposes results from compensation surveys as well as market information from other sources. In addition, base pay reflects B.M.J.'s overall financial results in the short and long-term and certain strategic targets established by a committee of B.M.J.'s senior management. With respect to the commercial and retail banking functions, these targets are primarily based on loan generation and fee income. With respect to support functions, the targets are based on certain other strategic objectives related to such areas as training, regulatory compliance, and reduction of operating expenses.

         Short-Term Incentives. B.M.J. established short-term incentives for certain officers of B.M.J. and Mid- Jersey that reward the participants for current year financial performance. Participants receive an award based on return on average assets in excess of an established baseline adjusted downward if return on average equity is below an established baseline. The award may be paid in cash or a combination of cash and B.M.J. Common Stock, at the discretion of the Compensation and Nominating Committee. The Committee believes that a program that pays a short-term incentive for current year financial performance and long-term stock option awards that vest on a formula basis over time provides an effective incentive for both current-year earnings and reinforces long-term sustained earnings.

         Long-Term Incentives. B.M.J. believes that by providing executives who have substantial responsibility for the management and growth of B.M.J. with an opportunity to share in the appreciation of B.M.J. stock, the long-term interests of shareholders and such executives will be closely aligned. B.M.J. maintains an Employee Stock Option Plan, pursuant to which executives are eligible to receive stock options from time to time. The number of stock options granted to executive officers is determined by the Committee based on what the Committee considers a meaningful incentive in light of the executive's base compensation and awards granted by financial institutions of similar size as B.M.J. In addition, in determining whether and how many options shall be awarded, the Compensation and Nominating Committee considers the amount and terms of options already held by the executive officer.

         During 1995, the Compensation and Nominating Committee granted non-qualified stock options to certain key officers of B.M.J. and Mid-Jersey. This element of compensation is viewed as a desirable long-term compensation method because it closely links the interest of management with shareholder value and aids in the retention and motivation of executives to improve long-term stock market performance. Stock options are granted for Common Stock at exercise prices equal to the market price of the Common Stock on the date of grant and, accordingly, will only permit the executive officer to realize value if the Common Stock price increases. In addition, all stock options granted in 1995 had a vesting period of nine years but with a provision for accelerated vesting of a portion of the option shares subject to meeting certain performance criteria based on B.M.J.'s year-end return on average assets and return on average equity. The initial vesting amount is calculated by comparing year-end return on average assets to a baseline. If the initial vesting amount is greater than 0, the equity adjustment amount is calculated by comparing year-end return on average equity to a baseline. The number of accelerated option shares equals the initial vesting amount less the equity adjustment amount.

         In fixing the grant of stock options to officers other than the President, the Committee reviewed the President's recommendations for individual awards, taking into account each officer's respective scope of accountability, strategic and operational goals, and performance and contributions related to the aforementioned strategic targets of each of the officers involved.

1995 Compensation for Chief Executive Officer

         Elmer J. Elias was named Acting President and Chief Executive Officer of B.M.J. on April 5, 1995, following the sudden death of then President and CEO, John H. Walther. Mr. Elias has been a director of B.M.J. since 1992 and worked as a consultant in the Trust Department from April 1994 to May 1994 when he was named Senior Vice President and Department Head. Following his appointment as Acting President and CEO, Mr. Elias was paid a salary of $123,353 with an annualized basis of $150,000. No options were granted to Mr. Elias in 1995.

         The Compensation and Nominating Committee believes that B.M.J.'s compensation policies are effective in attracting and retaining the management talent necessary to ensure continued strong performance for our shareholders.

                  E.W. Townsend, Chairman                     F.M. Monaghan
                  T.P. Butz                                   R.B. Murray
                  H.R. Disbrow

                                PERFORMANCE GRAPH



         The following table represents a performance comparison for the period from December 31, 1990 to December 31, 1995 of the cumulative total return of i) B.M.J.'s Common Stock, ii) SNL Securities' Mid-Atlantic Bank Index, and iii) all companies listed on NASDAQ.

                                  COMPAISON OF 5 YEAR CUMULATIVE TOTAL RETURNS AMONG
                                      B.M.J. FINANCIAL CORP., NASDAQ MARKET INDEX
                                           AND SNL MID-ATLANTIC BANK INDEX*


                              [GRAPHIC -- GRAPH PLOTTED TO POINTS LISTED IN CHART BELOW]

                                   12/31/90       12/31/91       12/31/92       12/31/93       12/31/94       12/31/95
----------------------------------------------------------------------------------------------------------------------
B.M.J. Financial Corp.-NJ          100.00          70.15         125.13         121.34         166.84         215.01
SNL Mid-Atlantic Bank Index        100.00         154.64         214.64         249.35         243.14         388.87
NASDAQ-US                          100.00         160.56         186.86         214.51         209.68         296.30

Pension Plan:

         B.M.J. maintains a noncontributory pension plan, amended during 1989 (the "Pension Plan"), that covers all employees of B.M.J. and its subsidiaries who have completed one year of service and have attained 21 years of age. An employee is 100% vested in the plan upon the completion of five years of service. If an employee terminates employment prior to his/her 65th birthday and has completed five years of service, he/she may receive his/her plan benefit in a lump sum distribution but only if the amount of the lump sum distribution does not exceed $3,500. The policy of B.M.J. is to fund the pension cost on an actuarial basis. The plan provides for fixed monthly benefits on retirement at age 65 for each year of credited service equal to the sum of: (a) 0.85% of the participant's final "average earnings" times the number of years of credited service, and (b) 0.65% of that portion, if any, of the participant's final "average earnings" that is in excess of "covered compensation" applicable in the year in which the participant retires times the number of years of credited service, up to a maximum of 35 years. "Average earnings" means the highest annual rate of pay (excluding bonuses and incentive payments) during any five consecutive calendar years within the 10 calendar years immediately prior to the normal retirement date. "Covered compensation" is an average amount of the wages subject to social security taxes for the 35 calendar years (or such lesser number of years that the participant is employed) ending with the year prior to the calendar year that an individual attains the social security retirement age. Information on "covered compensation" is published by the Social Security Administration. Benefits are not reduced by virtue of Social Security or other payments to which the participant may be entitled.

         The following table shows the estimated annual benefits payable under the Pension Plan upon retirement for employees with various periods of credited service and varied amounts of final average earnings.

                                             PENSION TABLE -- 1996
                                 Pension Illustration for Retirement at Age 65
                                               Payable at Age 65

                                                        Years of Service
----------------------------------------------------------------------------------------------------------------------
Final 10 Year              15               20                25                30               35
Average                    Years            Years             Years             Years            Years
Earnings
----------------------------------------------------------------------------------------------------------------------
$30,000                    $ 4,061          $ 5,415           $ 6,769          $ 8,123          $ 9,476
 50,000                      8,561           11,415            14,269           17,123           19,976
 70,000                     13,061           17,415            21,769           26,123           30,476
 90,000                     17,561           23,415            29,269           35,123           40,976
110,000                     22,061           29,415            36,769           44,123           51,476
130,000                     26,561           35,415            44,269           53,123           61,976
150,000                     31,061           41,415            51,769           62,123           72,476

Covered compensation level:                                                                     $27,576

In accordance with applicable provisions of the Internal Revenue Code of 1986, as amended, compensation above $150,000 is disregarded in calculating benefits under the qualified plan, and the benefits payable under the qualified plan are limited to $120,000.

         Messrs. Bielitz and Haas ceased employment with B.M.J. on January 29, 1996. The estimated number of credited years of service at normal retirement age for Messrs. Elias, Tremblay, and Reardon is 1, 3, and 10, respectively. The average earnings of Messrs. Elias, Tremblay, and Reardon at December 31, 1995 for purposes of the Pension Plan were $150,000, $100,000, and $74,500, respectively.

Special Change of Control Provisions

         B.M.J.'s and Mid-Jersey's respective Boards of Directors have each approved a policy whereby, upon the merger or sale of B.M.J. or Mid-Jersey, all full-time officers serving as a Vice President or a more senior officer of the target entity will receive a guarantee of one year's employment and of severance pay of one month's salary for each year of service as a Vice President or more senior officer of that entity, subject to the satisfactory performance of the officer. Under B.M.J.'s policy, full-time officers of B.M.J. will be given credit for past service as a Vice President or more senior officer with any subsidiary of B.M.J.

Transactions With Management

         Law firms in which Messrs. Butz and Kohn serve as partners or principals performed legal services for B.M.J. and its subsidiaries during 1995. Similar services will likely be performed by these firms for B.M.J. and its subsidiaries in 1996. B.M.J. believes that such services were rendered at competitive commercial rates no more favorable to the law firm than could be obtained from unaffiliated third parties.

         Mid-Jersey has a five-year lease with 206 Commerce Center, a partnership in which Mr. Gray is a partner, for 24,000 square feet of space used by it as its Operations Center. The lease will terminate in November 1999. The rental during 1996 is $12.30 per square foot. In future years, the rental will be adjusted based on increases or decreases (subject to certain limitations) in the Consumer Price Index. B.M.J. believes that the lease is on terms no more favorable to the lessor than would be the case of a lease between unrelated parties.

         Church Capital Management, Inc. ("Church Capital"), for which Jerome Walther is Vice President, has provided investment advisory services for B.M.J. and Mid-Jersey since June 1993. Additionally, Church Capital has provided investment management services for B.M.J.'s Pension Plan. B.M.J. believes that the services rendered by Church Capital are on terms no more favorable to Church Capital than would be rendered to an unaffiliated party.

         Directors and officers of B.M.J. and companies with which they are associated were customers of, and had loan transactions with, B.M.J.'s subsidiaries in the ordinary course of business during 1995. Additional loan transactions may be expected to take place with the subsidiaries in the ordinary course of business in the future. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 (the "Act") requires B.M.J.'s executive officers and directors, and any persons owning ten percent or more of a registered class of B.M.J.'s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of B.M.J.'s equity securities. The same persons are also required by SEC regulation to furnish B.M.J. with copies of all such beneficial ownership statements filed under Section 16(a) of the Act.

         Based solely on its review of the copies of beneficial ownership statements received by it, and written representations that no other reports were required for those persons, B.M.J. believes that during 1995 all beneficial ownership statements under Section 16(a) of the Act which were required to be filed by its officers, directors, and greater than ten percent beneficial owners were filed in a timely manner, with one exception: A required Form 4 was not filed by Eva Murr by August 10, 1995 to report the purchase of 2,000 shares of Common Stock on July 20, 1995. The report was subsequently filed on September 1, 1995.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors, pursuant to the recommendation of the Audit Committee, has selected the accounting firm of Coopers & Lybrand, independent public accountants, to serve as B.M.J.'s independent auditors for the current fiscal year. Although shareholder approval of the Board of Directors' selection is not required by law, the Board of Directors believes that it is advisable to give shareholders the opportunity to ratify this selection.

         The proposal will be adopted if approved by a majority of the votes cast by shareholders entitled to vote with respect to the proposal at the Meeting, or by their proxies. If the proposal is not approved at the Meeting, the Board of Directors will reconsider its decision.

         Coopers & Lybrand has advised B.M.J. that representatives of the firm will be present at the Annual Meeting to make a statement, if B.M.J. so desires, and to respond to appropriate questions.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THIS PROPOSAL.



               SHAREHOLDERS' PROPOSALS FOR THE NEXT ANNUAL MEETING

         Proposals of shareholders to be presented at the 1997 Annual Shareholders Meeting must be received by the Secretary of B.M.J. by November 22,1996 in order to be considered for inclusion in B.M.J.'s proxy material relating to that meeting.

                             SOLICITATION OF PROXIES

         The accompanying form of proxy is being solicited on behalf of the Board of Directors of B.M.J. The cost of solicitation of proxies will be borne by B.M.J. Officers, directors and employees of B.M.J. and its subsidiaries may solicit proxies by personal interview, mail, telephone, and telegraph and may request brokers and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares held of record by such persons. B.M.J. may reimburse such brokers, custodians, nominees, and fiduciaries for their expenses incurred in complying with such requests.

                           ANNUAL REPORT ON FORM 10-K

         B.M.J. will provide without charge to each person solicited by this proxy statement, on the written request of any such person, a copy of B.M.J.'s annual report on Form 10-K, including the financial statements and schedules thereto, as filed with the Securities and Exchange Commission for the most recent fiscal year. Such written requests should be directed to Donald W. James, Secretary, at the address of B.M.J. appearing on the first page of this proxy statement.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              Donald W. James
                                              Secretary
March 28, 1996

                                 REVOCABLE PROXY
                             B.M.J. FINANCIAL CORP.

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 26, 1996


  The undersigned, a shareholder of B.M.J. FINANCIAL CORP. ("B.M.J.") hereby constitutes and appoints Frank N. Elliott, Frank M. Monaghan, and Edwin W. Townsend and each of them acting individually as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned to attend the Annual Meeting of Shareholders of B.M.J. to be held on Friday, April 26, 1996 at 10:00 a.m., and any adjournment or postponement thereof, to vote all shares which the undersigned would be entitled to cast if personally present, upon such business as may properly come before the meeting, including the following items, as set forth in the notice of meeting and proxy statement.


1. FOR election of all three nominees for Class A director (except any nominee whose name is written in by shareholder)

   NOMINEES: Thomas P. Butz, Peter A. Inverso, and Jerome H. Walther

   [ ] FOR      [ ] AGAINST      [ ] FOR ALL EXCEPT

(INSTRUCTION:To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.)

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2. Ratification of Coopers & Lybrand as B.M.J.'s  independent public accountants for the 1996 fiscal year.

   [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

3. To transact such other business as may properly come before the meeting.

   If not otherwise specified, the shares will be voted FOR the election of all nominees for director and FOR ratification of the selection of Coopers & Lybrand as B.M.J.'s independent public accountants.

   The undersigned hereby revokes all previous proxies for such meeting, and hereby acknowledges receipt of the notice of the meeting, the proxy statement and the annual report of B.M.J. furnished therewith.


                             B.M.J. FINANCIAL CORP.

NOTE: If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. Corporations please sign with full corporate name by a duly authorized officer and affix the corporate seal.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY